Exhibit 99.1: Peoples Financial Corporation Press Release Dated January 31, 2020

FOR IMMEDIATE RELEASE

For more information, contact:

Paul D. Guichet, Vice President

228-435-8761

pguichet@thepeoples.com

PEOPLES FINANCIAL CORPORATION ANNOUNCES

DIRECTOR RETIREMENTS

BILOXI, MS (January 31, 2020) — Peoples Financial Corporation (OTCQX Best Market: PFBX), parent of The Peoples Bank, today announced directors Rex E. Kelly and Dan Magruder will not stand for reelection at the annual shareholders meeting on April 22, 2020 and will retire from the holding company (“Company”) board when their current term is completed at that time. Accordingly, Messrs. Kelly and Magruder tendered their resignations on January 31, 2020 from the board of directors of The Peoples Bank, Biloxi, Mississippi (“Bank”). They have both indicated their resignations are for personal reasons.

“We are very grateful to these highly-regarded gentlemen for their many years of wise counsel, commitment and loyalty to The Peoples Bank and Peoples Financial Corporation,” said Chevis C. Swetman, Chairman and Chief Executive Officer. He added, “We will miss them yet understand their desire to fully enjoy retirement. I appreciate their leadership in identifying outstanding additions to the Bank board during the last two years as a part of our succession planning.”

Mr. Kelly, 72, has served as a director of the Bank since 1996 and as a director of the Company since 2002. Until his retirement in 2005, he was Director of Corporate Communications for Mississippi Power Company, a subsidiary of The Southern Company, Gulfport, MS. Subsequently, he worked as a consultant in the area of strategic communications/corporate and public relations.

Mr. Magruder, 72, has served as a director of the Bank since 1993 and as a director of the Company since 2000. Mr. Magruder joined Rex Distributing Company, Inc., a beverage distributor headquartered in Gulfport, MS, in 1987 serving as president until his retirement in 2016.

Founded in 1896, with $595 million in assets as of December 31, 2019, The Peoples Bank operates 18 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to offering a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936.

Peoples Financial Corporation is listed on the OTCQX Best Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.

This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.